Exhibit 99.1

January 21, 2009

VIA OVERNIGHT MAIL

Ms. Lisa Brinkley

Invesco Ltd.

1360 Peachtree Street NE

Atlanta, GA 30309

Ms. Heather Walsh

Invesco Trimark

5140 Yonge Street, Suite 900

Toronto, Ontario M2N 6X7

Re:	Beneficial Ownership of Jackson Hewitt Tax Service Inc. Common Stock

Dear Ms. Brinkley and Ms. Walsh:

Based on the Schedule 13F-HR filed with the Securities and Exchange Commission (“SEC”) on November 13, 2008, it was reported that, as of September 30, 2008, Invesco Ltd. and certain of its subsidiaries (collectively, “Invesco”) were the beneficial owners of 4,547,044 shares of common stock of Jackson Hewitt Tax Service Inc. (the “Company”). Since there were 28,849,927 shares of the Company’s common stock outstanding as of August 31, 2008, as disclosed by the Company in its Quarterly Report on Form 10-Q filed with the SEC on September 9, 2008, Invesco therefore had beneficial ownership of 15.76% of the shares of the Company’s common stock as of September 30, 2008.

Pursuant to the Jackson Hewitt Tax Service Inc. Rights Agreement (the “Rights Agreement”), certain rights are triggered when an entity has acquired beneficial ownership of 15% or more of the outstanding shares of the Company’s common stock. However, as provided in Section 1(a) of the Rights Agreement, these rights are not triggered when an entity that has reported its beneficial ownership on Schedule 13G under the Securities Exchange Act of 1934, as amended, certifies to the Company that it (i) has inadvertently acquired shares of the Company’s common stock in excess of 14.9%; and (ii) thereafter does not acquire additional shares of the Company’s common stock while it is the beneficial owner of 15% or more of the shares of the Company’s common stock.

The Company hereby requests that Invesco certify to the Company within ten (10) business days of Invesco’s receipt of this letter that Invesco (i) inadvertently acquired in excess of 15% of the shares of the Company’s common stock; and (ii) will not acquire any additional shares of the Company’s common stock while it is the beneficial owner of greater than 15% of the shares of the Company’s common stock. Please note that Invesco’s failure to deliver this certification within ten (10)

3 Sylvan Way – 3rd Floor, Parsippany, NJ 07054

www.jacksonhewitt.com

business days will result in Invesco becoming an Acquiring Person (as defined in the Rights Agreement) and the rights under the plan will be triggered immediately after such ten (10) business day period.

Sincerely,

/s/ Evan S. Reed
Evan S. Reed
Associate Counsel

cc:	Daniel P. O’Brien, Jackson Hewitt Tax Service Inc.

Steven L. Barnett, Jackson Hewitt Tax Service Inc.